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                                                                     EXHIBIT 23



                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statements of TCA Cable TV, Inc. on Form S-8 (File Nos. 2-82934, 2-88892, 33-21901, 33-49172,
33-33898, 33-55895, 33-61041 and 333-1487) and Form S-3 (File Nos. 33-61616,
33-44289 and 33-40273) of our report dated January 17, 1997, on our audits of the consolidated financial statements of TCA Cable TV, Inc. and Subsidiaries as of October 31, 1996 and 1995, and for the years ended October 31, 1996, 1995 and 1994, which report is included in this Annual Report on Form 10-K, and which report includes an explanatory paragraph describing the change in method of accounting for income taxes in 1994.


                                                /s/ COOPERS & LYBRAND L.L.P.

Dallas, Texas
January 28, 1997